UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2022

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51315	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Coleman Boulevard, Savannah, Georgia	31408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CTRN	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on March 14, 2022, Citi Trends, Inc. (the “Company”) entered into an Agreement for Purchase and Sale of Real Property (the “Purchase Agreement”) with an affiliate of Oak Street Real Estate Capital, LLC (“Oak Street”), pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “Sale and Leaseback Transaction”). Under the terms of the Purchase Agreement, the Company agreed to sell its distribution center located in Darlington, South Carolina (the “Darlington Property”) for a purchase price of $37,136,400, and at the Company’s discretion, its distribution center located in Roland, Oklahoma (the “Roland Property”) for a purchase price of $34,829,182, both of which are subject to upward adjustment by up to $9,205,771 for the Darlington Property and up to $1,400,500 for the Roland Property for the Company’s planned capital expenditures at each of the properties. The Company completed the sale of the Darlington Property on April 19, 2022.

The Company announced on August 24, 2022, after completing its diligence process, that it has elected to sell the Roland Property for a sales price of $36,229,682. Oak Street’s obligation to consummate the purchase of the Roland Property is subject to due diligence and other customary closing conditions as provided in the Purchase Agreement. Upon the closing of the sale of the Roland Property, the Company will enter into a long-term net lease with Oak Street (the “Lease”), pursuant to which the Company will lease the Roland Property from Oak Street. Pursuant to the Lease, the Company will lease back from Oak Street the Roland Property at an initial annual base rent of approximately $2.7 million for the first year (including capital expenditures). The rent is payable monthly in advance, with annual 2.00% increases. The Lease will be for a fifteen-year term and include six subsequent five-year renewal options.

The closing of the sale of the Roland Property, if elected by the Company, is expected to provide the Company with net proceeds (after tax and transaction-related costs) of approximately $32 million. The Company intends to use the net proceeds from the Sale and Leaseback Transaction to provide additional liquidity and for other corporate purposes, including potential share repurchases as determined by the Company’s board of directors. The closing of the sale of the Roland Property is expected to occur in September 2022.

Item 2.02.	Results of Operations and Financial Condition.

On August 24, 2022, the Company issued a press release reporting its financial results for the second quarter ended July 30, 2022 (the “Press Release”). A copy of the Press Release is attached to this Current Report on Form 8-K (the “Current Report”) as Exhibit 99.1, the contents of which are incorporated herein solely for purposes of this Item 2.02 disclosure by this reference.

The information contained in this Item 2.02, including the Press Release attached to this Current Report, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 2.02, including the Press Release, shall not be incorporated by reference into any filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 24, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: August 24, 2022	By:	/s/ Heather Plutino
	Name:	Heather Plutino
	Title:	Chief Financial Officer